RocketStream Data Transfer Acceleration Suite Released

Successful Beta Testing Program Concluded; Free P2P Software Now Available for Download

SANTA BARBARA, CA -- 03/15/2007 -- RocketStream, Inc., a developer of technologies and solutions to accelerate the delivery of digital payloads over high-bandwidth IP networks, announced today that all three components of its RocketStream data transfer acceleration software suite are now released for purchase. These components, which include client, server, and peer-to-peer (P2P) file transfer modules, are named RocketStream Uplink, RocketStream Server, and RocketStream Station, respectively.

With the commercial release of the product, the company concludes a successful beta testing program, where over 200 prospective customers registered for an opportunity to preview and test the software before its final release. These beta registrants included companies and institutions from a diverse array of industries: health care, personal computer manufacturing, online retailing, interior design, silicon chip manufacturing, online news & entertainment, film studios, sports broadcasting, oil & gas exploration, law enforcement, space exploration, IT consulting, and financial services.

RocketStream enables enterprises that have high-bandwidth connections to fully exploit these connections. The product not only accelerates data at speeds up to 100 times faster than traditional FTP, but it also provides on-the-fly encryption, making RocketStream reliable and secure. The simple and intuitive user interface makes it ideal for applications such as file sharing, synchronization, remote backup, and mirroring, and its low price makes it significantly less expensive than previous hardware-based solutions.

Michael Fitts, CEO of TouchMedia, a leading provider of dynamic touch-screen 'digital media stations' delivering digital downloads at retail, said, "We've been using RocketStream to seamlessly transmit files throughout our deployments in North America and Asia. The powerful acceleration and encryption of RocketStream enable us to effortlessly provide up-to-date, dynamic media content to point-of-use locations."

"The very large number of beta registrants, which greatly exceeded our expectations, underscores the demand for an economical alternative to FTP and high-priced hardware accelerators," said Scott Fairbairn, CEO of RocketStream. "We are grateful to all of those who participated in the beta program and provided valuable feedback."

Enterprise users can now visit www.rocketstream.com to obtain copies of RocketStream, including a free P2P version of RocketStream Station.

About RocketStream, Inc.

RocketStream develops cross-platform technologies and solutions to enhance collaboration, file transfer, and media delivery over any IP-enabled network including LAN, WAN, satellite, and mobile communication infrastructures. Founded in 2002, the company has developed scalable servers and cross-platform client implementations that support high-concurrency message routing and secure delivery of digital payloads over its proprietary protocol. RocketStream is a subsidiary of parent company Zeros & Ones, Inc. (OTCBB: ZROS). More information can be found at www.rocketstream.com and www.zerosones.com.

Safe Harbor

This news release contains forward-looking statements, including but not limited to, those that refer to the company's future development plans or operating results. Actual results could differ materially from those anticipated due to risk factors that include, but are not limited to, lack of timely development of products and services; lack of market acceptance of products, services and technologies; inadequate capital; adverse government regulations; competition; breach of contract; inability to earn revenue or profits; dependence on key individuals; inability to obtain or protect intellectual property rights; inability to obtain listing for the company's securities; lower sales and higher operating costs than expected; technological obsolescence of the company's products; limited operating history and risks inherent in the company's markets and business.

For additional information:
Zeros & Ones, Inc.
(800) 710-ONES